Exhibit 4.10

Execution Copy

RESTATED AGREEMENT TO

REPAY INDIVIDUAL LOAN

THE AGREEMENT TO REPAY AN INDIVIDUAL LOAN (the “Agreement”) that was initially entered into on the 5th of February, 2020 is RESTATED this 13th day of June, 2020 (the “Effective Date”), into by and between Inhibikase Therapeutics, Inc., a Delaware corporation (“Corporation”) and Milton H. Werner, Ph.D., individually a resident of the State of Georgia (“the Individual“).

1.             Corporation Loan.

(a)	The Amount. The Individual will loan the Corporation a principal amount of $248,911. The date of the funding of such loan is the Loan Issue Date.

(b)	Terms of Repayment. The principal amount of Individual Loan is to be repaid by Corporation, either in full or in part until paid in full, as the case may be, without demand and in immediately available funds, in lump sum on the earlier to occur of either (i) the thirtieth (30th) month following the Loan Issue Date or (ii) the date on which the Corporation has sufficient funds to repay the Individual Loan (together, the “Maturity Date”);

(c)	Interest. From and including the Loan Issue Date to and including the Maturity Date, the Individual Loan shall bear simple interest at current Federal Funds rate of 0.25%, compounded semi-annually. Such interest shall be payable on the Maturity Date.

(d)	Tender. All payments of principal and interest shall be made in lawful money of the United States of America and shall be made by Corporation via wire transfer to an account designated by the Individual or, if no account is so designated, at the Individual’s address set forth in Section 5 or at such other place as the Individual may designate in writing.

(e)	Right of Prepayment; Allocation. Corporation shall have the right to repay the Individual Loan at any time during the term hereof without penalty. Any payments received by the Individual hereunder shall be applied as follows: first, to any costs and expenses due to Individual hereunder; second, to accrued but unpaid interest hereon; and third, to pay the unpaid principal balance hereunder.

2.             Events of Default. The occurrence or existence of any one of the following events or conditions shall constitute an “Event of Default”:

(a)         Corporation shall fail to pay the principal of, or interest on, Individual Loan when the same becomes due and payable in accordance with the terms hereof and such amount remains unpaid for ten (10) business days after the due date thereof; or

(b)         Corporation makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Corporation, or commences any proceedings relating to Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Corporation and Corporation indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Corporation bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains in effect for ninety (90) days.

Restated Corporation Loan to Werner	1

Execution Copy

3.            Remedies. If an Event of Default occurs and is continuing, Individual may, by notice in writing to Corporation, declare the entire unpaid principal of Individual Loan to be due and payable immediately. The Corporation agrees to issue a Warrant to purchase the number of shares equal to 150% the value of the loan at an individual share price of $4.81 in the case of any default. In the Event of a Default, the Warrant will remain in effect even after the loan is repaid.

4.            Expenses. Except as otherwise provided in this Individual Loan, Employee and Corporation shall bear its own costs incurred in connection with the negotiation, documentation and execution of this Individual Loan, the closing of the transactions contemplated herein, and any amendment, waiver, consent, supplement or modification hereto.

5.            Notices. All notices, requests, consents and other communications required or permitted under this Indivual Loan shall be in writing and shall be deemed to have been delivered three (3) days after the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

If to Corporation, to:	If to Individual, to:

Inhibikase Therapeutics, LLC Attn: Chief Executive 3350 Riverwood Parkway, Suite 1900 Atlanta, GA 30339	Milton H. Werner, PhD 874 Birds ML SE Marietta, GA 30067

Individual and Corporation may designate a different address by notice given in accordance with the foregoing.

6.            Individual’s Representations and Warranties. Individual hereby represents and warrants to Corporation that the statements contained in this Section are true, correct and complete as of the date of this Individual Loan: (a) Individual is a resident of the State of Georgia; (b) Individual has full power and authority (including full corporate power and authority) to execute and deliver this Individual Loan and to perform its obligations hereunder; (c) this Individual Loan constitutes the valid and legally binding obligation of Corporation, enforceable in accordance with its terms and conditions; (d) the execution, delivery and performance of this Individual Loan and all other agreements contemplated hereby have been duly authorized by Corporation; (e) neither the execution and delivery of this Individual Loan, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Individual is subject or any provision of its charter, bylaws, or other governing documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Individual is a party or by which it is bound or to which any of its assets is subject, (iii) result in the imposition or creation of a lien upon or with respect to its assets or (iv) require the prior written consent of any third party.

7.            Waiver and Agreement. Any provision of this Individual Loan may be amended, waived or modified upon the written consent of Individual and Corporation.

8.            Assignment; Binding Effect. Corporation shall not be entitled to assign all or any portion of its performance obligations under this Individual Loan and any attempted assignment hereof shall be void and of no effect. Individual may assign this Individual Loan and its right to receive payment hereunder. Subject to the preceding sentences, this Individual Loan shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Restated Corporation Loan to Werner	2

Execution Copy

9.            Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR MATTERS RELATED HERETO.

10.          Venue. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN COBB COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST MAKER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. MAKER AND HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5 OF THIS NOTE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Restated Corporation Loan to Werner	3

Execution Copy

Milton H Werner, PhD, an Individual

By:	/s/ Milton H Werner

ACCEPTED AND AGREED TO:

Inhibikase Therapeutics, Inc.
/s/ Elizabeth O'Farrell
Elizabeth O’Farrell
Authorized Board Member

Restated Corporation Loan to Werner	4